Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in Registration Statement Nos. 333-167016, 333-122934, and 333-232165 on Form S-8 and Registration Statement No. 333-245682 on Form S-3ASR of WEX Inc., of our report dated April 27, 2020, relating to the financial statements of eNett International (Jersey) Limited and its subsidiaries, appearing in this Current Report on Form 8-K/A dated March 1, 2021.

/s/ Deloitte LLP

London, United Kingdom
March 1, 2021